Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated April 14, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Accelerated Building Concepts Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the previously filed Registration Statements of Accelerated Building Concepts Corporation and Subsidiaries (File No. 1-11873).

Garden City, NY	/s/ Liebman Goldberg & Drogin LLP
April 14, 2008